Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of November 1, 2002, by The Halifax Group, Inc., a Georgia corporation (“Halifax”), and Robert J. Budd (“Budd”).

RECITALS

A.            Halifax is engaged in the business of processing, manufacturing and distributing various food products, including salad dressings and hot sauces (the “Business”).

B.            Vita Food Products, Inc., a Nevada corporation (“VFP”), Vita Holdings, Inc., Vita/Halifax Acquisition Company (“Sub”), Halifax, Budd and certain other parties have entered into a Merger Agreement dated as of November 1, 2002, (“Merger Agreement”) whereby Halifax agreed to merge with Sub, with Halifax as the survivor of the merger (the “Transaction”).  Capitalized terms used herein, but not defined, have the meanings set forth in the Merger Agreement.  Budd and VFP acknowledged and agreed in the Merger Agreement that each would not enter into the Merger Agreement without entering into this Agreement.

C.            Halifax desires to employ Budd as its President and Budd desires to perform the services of the President for Halifax.

CLAUSES

In consideration of the foregoing, and the covenants, duties, rights, and obligations set forth below, the parties agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1                               Employment.

(a)           Duties.  Subject to the terms and conditions in this Agreement, Halifax agrees to employ Budd as its President, to perform the duties set forth on Exhibit A attached hereto and incorporated herein and such other reasonable additional responsibilities as may be added to Budd’s duties from time to time, at the direction of Terry Hess, Chief Executive Officer of Halifax (“Terry”) or by the Board of Directors of VFP or Halifax.  Budd shall devote his full and exclusive working time and efforts to the business and affairs of Halifax, and his duties shall include, but not be limited to, directing and overseeing the operations and daily functions of Halifax and supervising employees of Halifax.  Budd shall also serve as a member of the Board of Directors of Halifax, may be appointed as a member of the Board of Directors of VFP and will be president of Vita Holdings, Inc. with such duties as set forth on Exhibit A to be attached hereto.

(b)           Place of Performance.  In his employment by Halifax, Budd shall be based in Atlanta, Georgia.

1.2          Term.  The term of Budd’s employment under this Agreement shall be for the period commencing from the Closing Date and continuing through December 31, 2007, subject to early termination as set forth herein (the “Term”).

ARTICLE 2

COMPENSATION AND DAMAGES

2.1.         Compensation.   During the Term, Budd shall be paid an annual salary of Two Hundred Forty Two Thousand Five Hundred Dollars ($242,500), increased annually by 3% on January 1, beginning January 1, 2004 (the “Salary”).  The Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, bi-weekly installments or in the manner and on the timetable that Halifax’s payroll is customarily handled.  The Salary may be increased from time to time, at the sole discretion of the Board of Directors of Halifax.

2.2          Expense Reimbursement.  While Budd is performing the services described herein, Halifax shall, upon request, reimburse Budd for all reasonable and necessary expenses incurred by Budd in connection with the performance of duties of employment hereunder (in accordance with the policies and procedures established by the Board of Directors of Halifax for all of Halifax’s officers), provided that Budd properly accounts therefor.

2.3          Benefits.

(a)           Benefit Plan.  If, while Budd renders full time services hereunder to Halifax:

(i)            Halifax or Virginia Honey Company, Inc. (“Virginia Honey”) establishes an incentive or other compensation plan (however described or denominated) for senior executive officers, which includes Terry;

(ii)           Halifax or Vita maintains or establishes any ERISA benefit program(s) for its senior executives such as health care insurance, dental care insurance, life insurance, 401(k) plan, profit sharing plan or pension plan, however described or denominated; or

(iii)          VFP maintains or establishes a stock purchase plan;

Budd shall be eligible to fully participate in each such plan or benefit program, provided, however, Budd shall not be eligible for any bonus, incentive, stock option or any other plan of VFP or its affiliates, unless: (x) the adoption of such plan by the board of directors of Vita specifically include Budd; or (y) such plan is established generally for senior management of Halifax or Virginia Honey, which includes Terry.

(b)           Vacation.  Budd shall receive not less than four (4) weeks paid vacation during each twelve (12) month period of employment and shall also be entitled to all paid holidays afforded by Halifax or VFP to its employees.

2.4                               Termination.

(a)           Cause.  Halifax shall have the right, at any time during the Term of this Agreement, to terminate Budd’s employment (the “Termination Date”) under this Agreement, but only if such termination is for “Cause.”  For purposes of this Agreement, “Cause” shall mean Budd’s, (i) commission of any act of fraud, embezzlement or theft relating to and affecting the business affairs of Halifax; (ii) conviction of any felony or a criminal offense involving acts of dishonesty (but excluding ordinary driving offenses); (iii) failure to reasonably exercise the responsibilities and duties as the President of Halifax after written notice specifying such failure and a reasonable opportunity to cure such failure; or (iv) a material breach of the restrictive covenants set forth in Article 3 of this Agreement or as set forth in that certain Non-Competition and Non-Solicitation Agreement entered into by and among VFP, Halifax and Budd dated of even date herewith.  In the event that employment is terminated by Halifax for Cause, Halifax will have no obligations to pay any further amounts hereunder (except for salary earned and unpaid, subject to rights of setoff) beyond the date of such termination.

(b)           Damages.  If Budd’s employment is “Voluntarily Terminated” (as defined below) by Budd or for Cause (as defined in subsection 1.2(b)) before the end of the Term, Budd shall pay VFP, as liquidated damages, and not as a penalty, the following amounts, which amounts shall be set off and forfeited by Budd only from and only to the extent of compensation (subject to the limitations of Section 2.5 hereof) due Budd hereunder and amounts subject to set off pursuant to the Merger Agreement, including the First Earnout and/or the Second Earnout, and not to be paid by Budd directly:

Termination on or Before	Liquidated Damage Amount

December 31, 2003	$700,000
December 31, 2004	$500,000
December 31, 2005	$300,000
December 31, 2006	$150,000

Except as set forth herein, in no event shall Robert be individually or directly liable for such amount.  Notwithstanding anything herein to the contrary, if VFP shall recover any amounts due from the First Earnout and the Second Earnout, VFP shall recover these in the same proportion of cash and stock, if any, used to pay such Earnout payments.

“Voluntarily Terminated” shall be limited to a cessation of employment by Budd for reasons other than death, Good Reason (as defined below) or Total Disability (as defined below).

For the purposes of this Agreement, “Total Disability” means Budd’s inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) days out of a 360 day period. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) days.

For the purposes of this Agreement, “Good Reason” means:

(i) any of the following acts by Halifax or VFP occurring within twelve (12) months following a Change in Control (as defined in the Merger Agreement): any material diminution in Budd’s authorities or responsibilities or from his status, title, position (other than as a member of the board of directors of VFP or any of its affiliates) or responsibilities without Budd’s express written consent; the assignment to him of any duties or work responsibilities which are inconsistent with such status, title position or work responsibilities; or any removal of Budd from any such positions (other than as a member of the board of directors of VFP or any of its affiliates except Hailfax), except, in each case, if any such act are because of Total Disability, retirement, death or Cause; or

(ii) material breach by VHP at any time of the Merger Agreement or by Halifax under this Employment Agreement, in each case following written notice thereof and failure to cure within a reasonable time.

2.5          Set Off.  Other than the compensation payable pursuant to Section 2.1 hereof, VFP, Halifax and Budd may set-off any amounts due to the other in order to reconcile any amounts due to the other.

ARTICLE 3

RESTRICTIVE COVENANTS

3.1          Confidentiality.   Budd acknowledges that the nature of his engagement hereunder is such that Budd shall have access to information of a confidential and/or trade secret nature which has great value to VFP, Halifax, Virginia Honey, and their affiliates (collectively, Greater Vita”). Such information includes, without limitation, financial, manufacturing and marketing data, business plans and methods, processes, product formulas, books and records, sales know-how, pricing information, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of Greater Vita , which has value and is treated as secret and/or confidential by Greater Vita (the “Confidential Information”).  Budd has and will also have access to Confidential Information of its “Suppliers” (for the purposes of this Agreement, “Suppliers” means any persons with whom Greater Vita  has a co-packing or joint venture relationship with or who supplies any products or materials to Greater Vita ). Confidential Information includes not only information disclosed by Greater Vita or its Suppliers to Budd in the course of employment, but also information developed or learned by Budd during the course of employment with Halifax.  Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which Greater Vita or Suppliers are engaged. Confidential Information also includes all information of which the unauthorized disclosure could be materially detrimental to the interests of Greater Vita or Suppliers.  Budd agrees to keep all Confidential Information that could be materially detrimental to the interests of Greater Vita  or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is, (i) required by applicable law, (ii) lawfully obtainable from other sources, (iii) authorized in writing by Greater Vita , (iv) no longer qualifies as a trade secret or confidential information under applicable law, or (v) necessary to enforce this Agreement.

3.2          Remedies.  The parties hereto agree that the services to be rendered by Budd pursuant to this Agreement, and the rights and privileges granted by Greater Vita  pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Budd of any of the terms of this Agreement will cause Greater Vita great and irreparable injury and damage.  Therefore, Budd agrees that in addition to such other remedies as may be available to Greater Vita, at law or in equity, any court of competent jurisdiction may issue a decree of specific performance on a temporary or permanent basis.  Greater Vita also is entitled to seek an injunction, specific performance and other equitable relief, without posting bond, to enjoin, restrict or prevent a breach, or threatened breach, of this Agreement by Budd.

3.3          Cumulative Remedies.  The remedies contained in this Agreement are in addition to and not to the exclusion of any other remedies whether specified in this Agreement, available at law, in equity or otherwise.

3.4          Survival of Covenants.  The parties’ duties and obligations under this Agreement shall survive the termination of this Agreement or any of its provisions; provided, however, if Budd is terminated without Cause by Halifax, Budd’s obligation of confidentiality in Section 3.1 above shall survive only with respect to VFP, Virginia Honey, and their affiliates’ (other than Halifax) confidential information and shall terminate with respect to Halifax confidential information.

3.5          Return of Material.  Upon the termination of Budd’s employment with Halifax for any reason, with or without Cause, Budd immediately shall deliver to Halifax all documents, records, notebooks, work papers, instruments, and/or electronic, magnetic, or other media which in any way contain any information involving the Confidential Information, or other information, materials, equipment or items of Greater Vita.  Budd shall not retain any copies of the preceding except for such financial information necessary to protect his interest as a creditor.

ARTICLE 4

GENERAL

4.1          Termination of Agreement.  Nothing contained in this Agreement shall affect or impair any rights or obligations which arise prior to or at the time this Agreement terminates, or which may arise due to any event which causes this Agreement to terminate.

4.2          Notices.  All notices concerning this Agreement shall be given in writing, as follows:  (i)  by actual delivery of the notice into the hands of the party entitled to receive it, in which case such notice shall be effective upon such delivery, (ii)  by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed given four (4) days from the date of its mailing; (iii)  by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given on the date next succeeding the date of its transmission; or (iv)  by facsimile, in which case the notice shall be deemed given as of the date it is sent.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to VFP:	If to Budd:

Vita Food Products, Inc.	Robert J. Budd
Attention: Stephen D. Rubin, President	3264 McCall Drive
2222 West Lake Street	Atlanta, GA 30340
Chicago, IL 60612	Fax: (770) 457-7546
Fax: (312) 738-3215

With a copy to:	With a copy to:

Much Shelist Freed Denenberg	Powell, Goldstein, Frazer & Murphy, LLP
Ament & Rubenstein, P.C.	Attn: Ricarda Heising
Attn: Jeffrey C. Rubenstein	191 Peachtree Street, NE
200 North LaSalle Street	Sixteenth Floor
Suite 2100	Atlanta, GA 30303
Chicago, IL 60601-1095	Fax: (404) 572-6999
Fax: (312) 621-1750

4.3          Assignment.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

4.4          Waiver.  The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

4.5          Beneficiary.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

4.6          Complete Understanding.  This Agreement constitutes the complete understanding between the parties.  No alteration or modification of any of this Agreement’s provisions shall be valid unless made in writing and signed by the parties to this Agreement.

4.7          Applicable Law.  The internal substantive laws of the State of Georgia shall govern all aspects of this Agreement without respect to its conflicts of laws principles, irrespective of the fact that one or more of the parties now is or may become a resident of a different state.

4.8          Descriptive Headings.  All section headings, titles, and subtitles are inserted in this Agreement for the convenience of reference only, and are to be ignored in any construction of this Agreement or its provisions.

4.9          Severability.  If a court of competent jurisdiction rules that any one or more of this Agreement’s provisions is invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement’s other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal, or unenforceable provision.

4.10        Prior Agreements Superseded.  This Agreement supersedes any prior understandings, written agreements, or oral arrangements among the parties respecting the subject matter of this Agreement.

4.11        Cure Period.  Notwithstanding anything herein to the contrary, the parties to this Agreement shall have thirty (30) days to cure any breach or default hereunder after written notice thereof, provided it is curable.

4.12        Good Faith and Reasonableness.  The parties agree to exercise good faith and reasonableness in the interpretation and implementation of this Agreement.

This Employment Agreement is executed as of the day and date first written above.

THE HALIFAX GROUP, INC.		ROBERT J. BUDD
a Georgia corporation

By:	/s/ Terry W. Hess	/s/ Robert J. Budd
	Terry W. Hess, CEO	By: Robert J. Budd